Exhibit 99.1

Bencivenga and Marks Join MedAmerica Properties Inc. Board

BOCA RATON, FL, August 25, 2017/PRNewswire/ — MedAmerica Properties Inc. (OTC: MAMP) (“MedAmerica” or the “Company”) today announced that Joseph C. Bencivenga and Bennett Marks have joined the board of directors, effective August 23, 2017. In addition, Mr. Bencivenga was promoted to chief executive officer and Robert I. Schellig has joined the Company as senior vice president and general counsel.

Mr. Bencivenga, 58, joined MedAmerica as president effective August 8 of this year. Prior to joining the Company, he spent more than 30 years in investment banking in New York, California, and London with Barclays Capital, Salomon Brothers, Drexel Burnham, and Lehman Brothers. He has also served as a board member for numerous companies providing strategic financial advice in businesses in real estate, music, gaming, solid waste management, and many other industries. Prior to this role, Mr. Bencivenga was a founding partner of a $5 billion hedge fund whose business included lending to and investing private equity in small to medium sized companies. During his tenure at Barclays Capital, Mr. Bencivenga served as Managing Director/Global Head of High Yield, and his team originated over 75 high yield, mezzanine and bridge loan transactions and acted as lead or joint lead on over twenty transactions.

Bennett Marks, 69, previously served as a member of the Company’s board from November 2008 to October 2013 and chief financial officer from November 2008 to May 2010. Mr. Marks has been executive vice president and CFO of Patriot Rail Corp., an owner and operator of short line and regional railroads, since 2005. Mr. Marks has served as EVP and CFO of six publicly-held and privately-owned companies in the transportation, healthcare, manufacturing, distribution and telecommunications industries. While CFO at RailAmerica, Inc., he developed and implemented the financial framework of the company as revenues grew from $130 million to $450 million. Mr. Marks has more than twenty years of experience in public accounting, including ten years as an audit/client services partner with KPMG where he was an Associate SEC Reviewing Partner and the Administrative Partner in Charge of the West Palm Beach office. A licensed CPA in Florida and New York, he has held leadership positions in a variety of community, charitable, and professional organizations. Mr. Marks received his degree in accounting from New York University.

Mr. Schellig, 73, has over 47 years of legal experience in the areas of regulatory compliance, acquisitions and divestitures, contract administration, government relations, real estate and litigation. Following eight years of experience as chief trial attorney at Canadian National Railroad’s U.S. subsidiaries, he moved to the executive department where he headed the Corporate Development, Real Estate Development and Government Relations departments among other duties. He served in that capacity for 14 years and then entered the private sector specializing in the same general areas of law. Mr. Schellig served as vice president — law and then chief legal officer at Patriot Rail Corp. before assuming his present position at MedAmerica. Mr. Schellig received his Juris Doctor degree with Honors from Michigan State University (Detroit College of Law) and a B.A. from Albion College in Michigan.

Gary O. Marino, the Company’s chairman of the board, commented, “We are pleased that Joe has agreed to step up to the CEO position and join our board of directors where we believe his extensive experience in capital formation, investment underwriting and structuring, and financial management will be of great value. Bennett’s accounting and finance experience will be particularly helpful to our board as we acquire properties in connection with our new acquisition strategy. Robert’s legal skills will also be in high demand as we negotiate and enter into the agreements necessary to effectuate these transactions.”

About the Company

MedAmerica Properties Inc. is a Delaware corporation pursuing the acquisition and management of well-located medical office buildings with the intention of aggregating multiple properties with strong fundamentals in attractive geographic locations, particularly in the sunbelt states.

Safe Harbor Regarding Forward-Looking Statements

Although we believe that the acquisition and ownership of medical office buildings is fundamentally sound, we cannot assure you that we will be successful in this endeavor or that we can locate, finance and acquire these properties. Some of the statements that we make in this press release, including statements about our confidence in the Company's prospects and strategies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. Forward-looking statements can be identified by the use of terms such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," or "anticipates," other similar phrases, or the negatives of these terms. We have based the forward-looking statements on our current expectations, estimates and projections about us. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. We have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including our ability to (i) continue to successfully raise capital to fund our operations; (ii) successfully find medical office buildings to acquire; (iii) comply with SEC regulations and filing requirements applicable to us as a public company; and (iv) any of our other plans, objectives, expectations and intentions contained in this release that are not historical facts. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this release. The risks and uncertainties listed above and other documents that we file with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in the Company. We undertake no obligation to update forward-looking statements, except as required by law.

Gary O. Marino
Chairman of the Board
MedAmerica Properties Inc.
Boca Center, Tower 1
5200 Town Center Cir. Ste. 550
Boca Raton, FL 33486
Phone: (561) 617-8050
Email: gary@medamericaproperties.com